Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT
April 2, 2013	Rose S. DiOttavio
President & CEO
215-471-2358

CORECARE SYSTEMS, INC. (Symbol: CRCS)
ANNOUNCES SUBSIDIARY NEWS AND FILES 8K

On March 20, 2013, BNP Paribas signed a Letter of Understanding with Kirkbride Realty Corporation and its affiliates defining the terms acceptable to the parties to secure a refinancing of all or part of the existing BNP mortgage loan of $14,500,000.  If Kirkbride Realty Corporation is successful in meeting these terms and securing the financing in question it would resolve the current litigation pending in the United States District Court for the Eastern District of Pennsylvania against the Borrower and its affiliates; and litigation in Court of Common Pleas in Montgomery County, Pennsylvania against the Estate of Thomas T. Fleming (Guarantor).

On December 22, 2010 Kirkbride Realty Corporation, a wholly owned subsidiary of CoreCare Systems, Inc. was notified by Kennedy Funding Inc, its mortgage, holder that its mortgage had been accelerated and assigned to an affiliate of BNP Paribas effective January 1, 2011.  Foreclosure proceedings were initiated at that time and continue.  Kennedy Funding Inc provided a $15,100,000 financing to the Company on September 21, 2007.  Subsequently given the foreclosure efforts the Company ceased making any interest payments.  The loan was scheduled to mature in September, 2010.  After the loan’s scheduled maturity the Company has been paying interest at 7% per annum, subsequently the Company ceased making any interest payments.  The mortgage is secured by a first priority mortgage lien on the Kirkbride Center Campus; the security rights of other lien holders are established by the Kirkbride Center Reorganization Plan.

On March 26, 2012 CoreCare Systems, Inc., its subsidiary CoreCare Behavioral Management, Inc., and the Estate of Thomas T. Fleming were sued under Guaranty Agreements associated with a loan from Kennedy Funding, Inc.  BNP Paribas, assumed Kennedy Funding, Inc. loan to Kirkbride Realty Corporation under certain assignment agreements and is attempting to collect $20,588,144 from the Guarantors.

The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

Note:This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.